EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results

  Company continues to execute network growth strategy
  Third quarter absorption ratio of 114.6%
  Increased truck sales from Navistar Division

SAN ANTONIO, Texas, Oct. 22, 2013 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) & (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2013, the Company's net income was $15.2 million, or $0.37 per diluted share, compared with net income of $14.9 million, or $0.38 per diluted share, in the quarter ended September 30, 2012.

"While we are pleased with our revenue growth this quarter, we continue to make substantial investments in acquisitions, technology and human resources that are necessary to support the growth of the organization and our long-term strategy. I would like to extend my congratulations to all of our employees for their contributions to our successful performance this quarter," said W.M. "Rusty" Rush, Chairman, CEO and President of Rush Enterprises, Inc.

Operations

Aftermarket Solutions

Aftermarket services remained strong and accounted for more than 64% of the Company's total gross profits for the third quarter of 2013. Third quarter parts, service and body shop revenues increased by 22.2% compared to the third quarter of 2012. This contributed to a quarterly absorption ratio of 114.6%.

"On-going demand for maintenance and repair of aged vehicles combined with our focus on aftermarket solutions continued to drive our strong parts, service and body shop revenues and absorption performance," said Rush. "Our primary service goal is to always help keep our customers up and running. We remain committed to expanding our portfolio of parts and service solutions, investing in technology to improve diagnostics and customer communication and replicating best practices and exceptional customer care across our network," he added.

The Company expects parts, service and body shop revenues to remain strong throughout the remainder of the year and into 2014.

Truck Sales

In the third quarter Rush's Class 8 retail sales, which accounted for 5.2% of the U.S. market, increased 15% over the same time period in 2012. Rush's Class 4-7 medium-duty sales, which accounted for 5.4% of the total U.S. market, increased 47% over the third quarter of 2012. Light-duty truck sales increased 42%, up 152 units over the third quarter of 2012.

"We are encouraged by Navistar's progress over the past several months in regaining customer confidence in their truck and engine combinations. This was evidenced by their increase in order intake in September, the highest since December of 2011. We believe there is strong marketplace acceptance of the Cummins ISX 15-liter engine and Cummins SCR technology on the MaxxForce 13-liter engine in Navistar's Class 8 products. We expect similar acceptance of the Cummins ISB 6.7-liter engine for medium-duty trucks and school buses. This progress has contributed to our increased heavy- and medium-duty truck sales this quarter," explained Rush.

"Industry experts forecast 2013 U. S. Class 8 retail sales of 188,000 units, down 5.4% compared to last year. Industry experts forecast U. S. Class 4-7 retail sales of 183,500 units in 2013, up 11.7% compared to 2012," said Rush. "We expect truck sales to continue at their current pace for the remainder of the year."

For 2014, industry experts estimate U. S. Class 8 retail sales to reach 215,000 units, a 14.4% increase over this year, but down from previous estimates. U. S. Class 4-7 retail sales are estimated to reach 193,500 units, up 5.5% over 2013. "Based on current economic indicators, we expect truck deliveries will accelerate in 2014, resulting in increased truck sales."

Growth

The Company completed acquisitions in Kansas, Missouri and Virginia this quarter and entered into purchase agreements with two dealer groups to acquire locations in Illinois and Indiana.

On July 29, the Company acquired certain assets of Midwest Truck Sales and now operates from locations in St. Louis and St. Peters, Missouri and Olathe, Kansas. The Missouri dealerships offer truck sales, parts and service for International trucks and the Kansas location provides truck sales, parts and service capabilities for Hino and Isuzu trucks and parts and service support for Mitsubishi Fuso trucks. In September, the Company also acquired certain assets of TransAuthority and now operates full service International dealerships in Richmond and Suffolk, Virginia and parts and service locations in Fredericksburg and Chester, Virginia. The two acquisitions also expanded Rush Truck Leasing's capabilities with Idealease franchises in St. Peters, Missouri and Richmond and Norfolk, Virginia.

The Company signed a letter of intent to acquire certain assets of Prairie International, which operates International commercial truck dealerships in Champaign, Decatur, Bloomington, Quincy and Springfield, Illinois; a collision center in Champaign, Illinois and Idealease commercial lease and rental operations at the dealerships in Champaign, Decatur, Quincy and Springfield, Illinois. The acquisition is expected to close this month.

The Company also entered into agreements to purchase certain assets of CIT, Inc., which does business as Chicago International Trucks, Mcgrenho L.L.C., which does business as Indy Truck Sales, and Indiana Mack Leasing, LLC; and the membership interests of Idealease of Chicago, LLC. The acquisition includes International commercial truck dealerships and Idealease commercial vehicle leasing and rental operations in Carol Stream, Chicago, Grayslake, Huntley, Joliet, Kankakee and Ottawa, Illinois, and Brazil, Gary and Indianapolis, Indiana. This proposed acquisition is expected to close in January.

When complete, the acquisitions will expand the Company's contiguous network of Rush Truck Centers to 106 locations in 20 states. "These acquisitions provide us with significant presence in the Midwestern United States and Virginia markets, where we had not previously operated. More importantly, they will expand our service network to provide coverage along highways that run from the Midwestern to the eastern United States, allowing us to serve trucking companies operating in these specific regions as well as those whose operations route through these states to other destinations. "We are excited to have the employees of Midwest Truck Sales and Transauthority join the Rush family and we look forward to welcoming the employees of Prairie International, Chicago International Trucks and Indy Truck Sales into our organization," added Rusty Rush.

The Company continues to invest in facilities and expand in existing markets. We opened a new International parts and service facility in Springfield, Ohio this quarter and will open a new full service Peterbilt dealership and Paclease commercial vehicle leasing and rental operation in Corpus Christi, Texas in December.

Financial Highlights

In the third quarter, the Company's gross revenues totaled $913.1 million, a 22.5% increase from gross revenues of $745.1 million reported for the third quarter ended September 30, 2012.

Parts, service and body shop sales revenue was $257.5 million in the third quarter of 2013, compared to $210.7 million in the third quarter of 2012. The Company delivered 2,605 new heavy-duty trucks, 2,421 new medium-duty commercial vehicles, 515 new light-duty commercial vehicles and 1,635 used commercial vehicles during the third quarter of 2013, compared to 2,272 new heavy-duty trucks, 1,650 new medium-duty commercial vehicles, 363 new light-duty commercial vehicles and 1,211 used commercial vehicles during the third quarter of 2012.

The Company now plans to complete implementation of its new business system during the first quarter of 2015, nearly 18 months ahead of its previous implementation schedule. "While the accelerated pace of implementation will increase expenses, we believe it will expedite the integration of our newly acquired locations and provide better business information throughout the organization, allowing us to communicate more effectively and better meet our customer's need for increased vehicle uptime," said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Wednesday, October 23, 2013, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 10, 2014. Listen to the audio replay until October 30, 2013, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 75088352.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.   The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 18 states throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, acquisitions expected to take place in the future, sales forecasts, and demand for the Company's products and services are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$166,260	$198,773
Accounts receivable, net	114,414	89,615
Inventories, net	772,196	690,953
Prepaid expenses and other	9,490	12,088
Deferred income taxes, net	16,482	14,630
Total current assets	1,078,842	1,006,059
Investments	6,628	6,628
Property and equipment, net	696,873	622,112
Goodwill, net	212,632	198,257
Other assets, net	50,555	48,510

Total assets	$2,045,530	$1,881,566

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$588,370	$534,520
Current maturities of long-term debt	84,734	80,030
Current maturities of capital lease obligations	9,817	10,673
Trade accounts payable	83,126	62,270
Accrued expenses	86,069	100,953
Total current liabilities	852,116	788,446

Long-term debt, net of current maturities	362,430	319,634
Capital lease obligations, net of current maturities	35,817	39,300
Other long-term liabilities	5,413	2,484
Deferred income taxes, net	134,158	123,756

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2013 and 2012	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 28,813,293 class A shares and 10,659,802 class B shares outstanding in 2013; and 27,999,068 class A shares and 10,792,223 class B shares outstanding in 2012	413	404
Additional paid-in capital	239,869	222,627
Treasury stock, at cost: 1,839,235 class B shares	(22,330)	(17,948)
Retained earnings	438,975	404,619
Accumulated other comprehensive loss, net of tax	(1,331)	(1,756)
Total shareholders' equity	655,596	607,946

Total liabilities and shareholders' equity	$2,045,530	$1,881,566

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues:
New and used truck sales	$615,616	$502,595	$1,613,419	$1,652,743
Parts and service	257,512	210,749	731,919	615,685
Lease and rental	32,668	26,188	94,166	73,097
Finance and insurance	4,333	3,444	11,304	10,158
Other	2,935	2,157	8,717	6,623
Total revenue	913,064	745,133	2,459,525	2,358,306

Cost of products sold:
New and used truck sales	573,657	469,302	1,499,384	1,539,126
Parts and service	161,209	128,901	459,371	374,774
Lease and rental	27,886	21,759	78,983	61,339
Total cost of products sold	762,752	619,962	2,037,738	1,975,239

Gross profit	150,312	125,171	421,787	383,067
Selling, general and administrative	114,863	91,270	335,598	275,968
Depreciation and amortization	7,569	6,323	21,938	18,262
Gain (loss) on sale of assets	(10)	49	19	136
Operating income	27,870	27,627	64,270	88,973
Interest expense, net	2,781	3,383	7,774	10,094
Income before taxes	25,089	24,244	56,496	78,879
Provision for income taxes	9,910	9,335	22,140	30,642
Net income	$15,179	$14,909	$34,356	$48,237

Earnings per common share :
Basic	$ .38	$ .38	$ .87	$ 1.25
Diluted	$ .37	$ .38	$ .85	$ 1.22

Weighted average shares outstanding:
Basic	39,558	38,740	39,411	38,602
Diluted	40,623	39,602	40,492	39,633

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Absorption Ratio, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted Free cash flow and Adjusted Invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

(in thousands)	Three Months Ended
Vehicle Sales Revenue:	September 30, 2013	September 30, 2012
New heavy-duty vehicles	$348,149	$323,248
New medium-duty vehicles (including bus sales revenue)	181,230	114,740
New light-duty vehicles	17,218	12,892
Used vehicles	64,425	47,432
Other vehicles	4,594	4,283

Absorption Ratio	114.6%	112.9%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2013	September 30, 2012
Floor plan notes payable	$588,370	$575,211
Current maturities of long-term debt	84,734	70,817
Current maturities of capital lease obligations	9,817	10,706
LONG-TERM DEBT, net of current maturities	362,430	304,989
CAPITAL LEASE OBLIGATIONS, net of current maturities	35,817	37,294
Total Debt (GAAP)	1,081,168	999,017
Adjustments:
Debt related to lease & rental fleet	(374,675)	(294,315)
Floor plan notes payable	(588,370)	(575,211)
Adjusted Total Debt (Non-GAAP)	118,123	129,491
Adjustments:
Cash and cash equivalents	(166,260)	(230,303)
Adjusted Net Debt (Non-GAAP)	$ (48,137)	$ (100,812)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

(in thousands)	Twelve Months Ended
EBITDA	September 30, 2013	September 30, 2012
Net Income (GAAP)	$48,576	$67,620
Provision for income taxes	30,226	43,192
Interest expense	10,709	12,562
Depreciation and amortization	28,692	23,854
(Gain) on sale of assets	(59)	(97)
EBITDA (Non-GAAP)	118,144	147,131
Adjustments:
Interest expense associated with FPNP	(6,822)	(8,122)
W. Marvin Rush retirement payment accrual	10,777	−
Adjusted EBITDA (Non-GAAP)	$122,099	$139,009

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a one-time charge to selling, general and administrative expense during the second quarter of 2013 related to the Retirement and Transition Agreement between W. Marvin Rush and the Company. Management views this as a non-recurring event that is not indicative of the core operating expenses of the Company. Management believes adding back this one-time charge to EBITDA provides both the investors and management a more accurate picture of the Company's core operating results. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

(in thousands)	Twelve Months Ended
Free Cash Flow	September 30, 2013	September 30, 2012
Net cash provided by (used in) operations (GAAP)	$208,160	$58,127
Acquisition of property and equipment	(164,121)	(178,218)
Free cash flow (Non-GAAP)	44,039	(120,091)
Adjustments:
Draws (payments) on floor plan financing, net	(2,853)	114,264
Proceeds from L&RFD	154,319	139,322
Debt proceeds related to business acquisitions	(74,672)	(6,337)
Principal payments on L&RFD	(85,302)	(69,613)
Non-maintenance capital expenditures	49,294	18,863
Adjusted Free Cash Flow (Non-GAAP)	$84,825	$76,408

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2013	September 30, 2012
Total Shareholders' equity (GAAP)	$655,596	$591,481
Adjusted net debt (Non-GAAP)	(48,137)	(100,812)
Adjusted Invested Capital (Non-GAAP)	$607,459	$490,669

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226